Exhibit 4.11

AGREEMENT

          THIS AGREEMENT ("Agreement"), dated as of November 26, 2010, is entered into by and between Adira Energy Ltd., a corporation governed by the federal laws of Canada (the "Company") and BRM Group Ltd. ("BRM").

          WITNESSETH:

          WHEREAS, BRM intends to subscribe for common shares (the "Subscribed Shares") in the capital of the Company (each common share in the capital of the Company a "Common Share");

          AND WHEREAS, the Company and BRM desire to undertake the actions and agreements contained herein.

          NOW, THEREFORE, in consideration of the foregoing and the respective promises, representations, warranties, covenants and agreements of the parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 13
BOARD OF DIRECTORS

13.1   Director Nominees

          Having considered the request of BRM that upon completion of the purchase of the Subscribed Shares resulting in:

(i) BRM together with its Representatives (as defined below) being the beneficial owner of at least 10% of the outstanding Common Shares (the "10 Percent Threshold") that two persons nominated from time to time by BRM, initially being each of Messrs. Eli Barkat and Yael Reznick Cramer (the "10 Percent Nominees"); or

(ii) BRM together with its Representatives being the beneficial owner of less than the 10 Percent Threshold but equal to or greater than 7% of the outstanding Common Shares (the "7 Percent Threshold") that a person nominated from time to time by BRM, initially being that Messr. Eli Barkat (the "7 Percent Nominee", and together with the 10 Percent Nominee, as the case may be, hereinafter the "Nominees"), each of whom is or shall be an individual selected and proposed by BRM, be nominated by management of the Company ("Management") for election to the Company’s board of directors (the "Board") and having received the consent of each of the Nominees to act as a director, the Corporate Governance Committee of the Board (the "Governance Committee") shall review in good faith in the exercise of its duties and shall recommend the nomination of each of the Nominees as a director of the Company on the terms set out in this Agreement.

Based upon such recommendation and the agreement of BRM hereunder, concurrently with the execution and delivery of this Agreement, the Board has as of this date increased the number of directors to eight on the understanding that the current incumbent members of the Board and the Nominees shall be named as Management’s nominees for election as directors in the Company’s management proxy circular at each annual meeting of shareholders of the Company (the "Annual Meetings"), and are to be nominated by Management to be elected as directors at the Annual Meetings and are expected to be elected or re-elected as the case may be at each of the Annual Meetings and to serve on the Board up to and including the date which:

(i) in the case of the 10 Percent Nominees, shall be the date on which the aggregate beneficial ownership of Common Shares of BRM and its Representatives falls below the 10 Percent Threshold; and

(ii) in the case of the 7 Percent Nominee, on the date on which the aggregate beneficial ownership of Common Shares of BRM and its Representatives falls below the 7 Percent Threshold (each of the dates referred to in(i) and (ii) hereinafter an "End Date").

The Nominees will be invited to join certain Committees of the Board upon and subject to their election as directors of the Company and the determination of the Board as to which Committees they will be invited to join.

13.2  Qualified Designees

          Subject to applicable law and the rules of any stock exchange or quotation system on which any securities of the Company are listed and posted for trading or quoted, as applicable, at the relevant time (the "Exchange"), in the event that before the End Date a vacancy on the Board is created as a result of any Nominee’s death, resignation, disqualification (including, without limitation, as a result of failing to satisfy the Conditions (as defined below)), or removal (or that of any Qualified Designee (as defined below)), then BRM shall have thirty (30) days from the date it becomes aware of such event to select another individual who satisfies the Conditions to fill such vacancy by providing written notice to the Chair of the Corporate Governance Committee which notice shall identify the individual, and his or her qualifications and credentials to serve as a director of the Company, and to confirm that he or she satisfies the Conditions (each such individual being referred to as a "Qualified Designee"). Following receipt of such notice, the members of the Governance Committee will review the qualifications and credentials of the Qualified Designee, in good faith in the exercise of their duties, and determine whether to recommend the appointment of the individual to the Board to fill the vacancy. In the event that: (i) the Governance Committee recommends the appointment of the individual to the Board, the Board accepts such recommendation and appoints such individual as a director, such individual shall serve on the Board as contemplated in Section 1.1 above, or (ii) the Governance Committee determines not to recommend the appointment of the individual to the Board (or the Board determines to reject a positive recommendation of the Governance Committee), then the Board shall promptly notify BRM and allow BRM to select another individual who satisfies the Conditions who shall then be subject to approval in accordance with the procedures set out above, and so on as necessary until the vacancy shall be filled with a Qualified Designee.

13.3	BRM shall be entitled to appoint one member to the Board of Directors of each entity of which the Company is the controlling shareholder or the general partner.

13.4	Condition

(a)	Notwithstanding anything to the contrary in this Agreement, each of the Nominees (and any Qualified Designee) shall, satisfy the following conditions (such conditions referred to as the "Conditions"):

(i)

co-operate with the Board to allow the Board to determine, that as of the date of this Agreement, that he is either "independent" or not "independent" as defined under applicable Canadian securities laws;

	(ii)	at all times while serving on the Board, be qualified to serve as a director under the Canada Business Corporations Act, as amended (the "CBCA");

	(iii)	confirm to the Board as of the date of this Agreement, that he has made all disclosures required by section 120 of the CBCA; and

	(iv)	execute the Board’s standard confidentiality and non circumvent agreements in the form required to be executed by all directors of the Board.

(b)	BRM shall promptly advise the Chair of the Corporate Governance Committee in writing if BRM becomes aware that any of the Nominees (or any Qualified Designee) ceases to satisfy the Conditions.

(c)

Notwithstanding anything to the contrary in this Agreement, but subject to the right of BRM to select a Qualified Designee as provided in Section 1.2 hereof, if, at any time, any of the Nominees (or any Qualified Designee) ceases to satisfy the condition in Section 1.4(1)(b), upon the request of the Board to BRM, BRM shall promptly cause such Nominee (or Qualified Designee) to resign from the Board immediately and such Nominee (or Qualified Designee) shall deliver his or her written resignation to the Board forthwith.

ARTICLE 14
REPRESENTATIONS, WARRANTIES AND COVENANTS

14.1	Representations and Warranties of BRM

BRM represents and warrants to the Company that:

(i)	BRM is duly organized and validly existing under the laws of its jurisdiction of organization and has all requisite power and authority to execute and deliver this Agreement,

(ii)	this Agreement has been duly executed and delivered by BRM,

(iii)	BRM has no reason to believe that any of the Nominees is not "independent" as defined under applicable Canadian securities laws;

(iv)

this Agreement constitutes the legal, valid and binding agreement of BRM, enforceable against BRM in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case now or hereafter in effect, and

(v)	to the best of BRM’s knowledge, each of the Nominees satisfies the Conditions.

14.2	Representations and Warranties of the Company

The Company represents and warrants to BRM that:

(i)	the Company is duly organized and validly existing under the federal laws of Canada and has all requisite corporate power and authority to execute and deliver this Agreement,

(ii)	this Agreement has been duly executed and delivered by the Company,

(iii)

this Agreement constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case now or hereafter in effect,

(iv)

the Company has not granted any other party any rights relating to appointing nominees to the Board or to any committees of the Board on terms that are more favourable than those same rights granted to BRM (including, without limitation, proportionate voting or the length of time of management support for such nominees), and the Company shall forthwith notify BRM in writing and shall give BRM the right to, in its sole discretion, amend the terms of this Agreement relating to such provisions to coincide with such other provisions. The Company shall promptly cause all such actions to take place as may be necessary to amend this Agreement to effect such changes; and

(v)

the Company's actions contemplated by this Agreement (including by Sections 1.1, 1.2 and 1.4 of this Agreement) have been duly and validly authorized by all necessary corporate action and expressly approved by the Board.

ARTICLE 15
TERMINATION

15.1	Termination

The provisions of this Agreement shall remain in full force and effect until the earliest of:

(i)

the date that BRM, together with any directly or indirectly controlled persons or persons in whom BRM beneficially owns and/or exercises control or direction over, directly or indirectly, securities carrying more than 50% of the voting rights of such Person (collectively, "Representatives") beneficially own and/or exercises control or direction over, directly or indirectly, less than seven percent (7%) of the outstanding Common Shares of the Company; and

(ii)	the date established by mutual written agreement of the Company and BRM.

15.2  Effect of Termination

          Notwithstanding Section 3.1, the provisions of Article 4 shall survive the termination of any of the provisions this Agreement. No termination pursuant to Section 3.1 shall relieve any party hereto from liability for any breach of this Agreement prior to such termination.

ARTICLE 16
GENERAL

16.1  Notices

          All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given to a party if delivered in person (providing proof of delivery) to the party at the following addresses (or at such other address for a party as shall be specified by like notice) on the date of delivery, if sent by mail seven (7) business days after mailing, or if by facsimile, upon confirmation of receipt:

(a)	If to the Company:

Adira Energy Ltd.
Suite 1204, 120 Adelaide Street West Toronto, Ontario, M5H 1T1

Attention: Alan Friedman, Vice President Corporate Development Telephone: Facsimile: (416) 925-1404

(b)	If to BRM and any of its Representatives:

BRM Group Ltd.
Ackerstein Towers, Building B 11 Hamenofim Street Herzliya Pituach 46725, Israel

Attention: Yael Reznik Cramer Telephone: +972-9-954-9555 Facsimile: +972-9-954-9557

with a copy to, which copy shall not constitute notice hereunder:

Aird & Berlis LLP
Brookfield Place, 181 Bay Street, Suite 1800
Toronto, Ontario M5J 2T9

Attention:      Daniel N. Bloch
Telephone:    416-865-4739
Facsimile:      416-863-1515

and

Naschitz Brandes & Co.
5 Tuval St.
Tel-Aviv, Israel
Attention:      Sharon Amir
Telephone:    +972-3-623-5090
Facsimile:      +972-3-623-5106

16.2  No Third-Party Beneficiaries

          Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties and their respective successors (or, in respect of the Nominee, his heirs, administrators, executors and personal representatives) and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party, nor shall any provisions give any third persons any right or subrogation over or action against any party.

16.3  Governing Law

(a)

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to the conflicts of law provisions thereof (except for such terms which under applicable securities and corporate laws must be governed by the laws of the Province of Ontario and the federal laws of Canada, which shall be governed by such laws of the Province of Ontario and the federal laws of Canada. Any disputes arising out of or in connection with this Agreement, shall be exclusively adjudicated in the courts of Tel-Aviv, Israel. Each party hereto irrevocably submits (and BRM shall cause the Representatives to submit) to the personal jurisdiction of such court for the purposes of any such suit, action, counterclaim or proceeding arising out of this Agreement (collectively, a "Suit").

Each of the parties hereto hereby waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, any claim that it is not subject to jurisdiction of the above court, that such Suit is brought in an inconvenient forum, or the venue of such Suit is improper.

(b)

Each of the parties hereby agrees (and BRM shall cause the Representatives to accept) that service of all writs, process and summonses in any Suit may be made upon such party or Representative by mail to the address as provided in this Agreement. Nothing herein shall in anyway be deemed to limit the ability of any party to serve any such writs, process or summonses in any other matter permitted by applicable law.

16.4  Assignment; Successors

          This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors (or, in respect of the Nominee, his heirs, administrators, executors and personal representatives) and permitted assigns. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise.

16.5  Amendments; Waivers

          Subject to applicable law, this Agreement may only be amended pursuant to a written agreement executed by all the parties, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No waiver of any term or provision of this Agreement shall be construed as a further or continuing waiver of such term or provision or any other term or provision.

16.6  Entire Agreement

          This Agreement constitutes the entire agreement of all the parties and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party which is not contained in this Agreement and no party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein or therein. The parties expressly disclaim reliance on any information, statements, representations or warranties regarding the subject matter of this Agreement other than the terms of this Agreement.

16.7  Counterparts

          To facilitate execution, this Agreement may be executed in any number of counterparts (including by facsimile transmission), each of which shall be deemed to be an original, but all of which together shall constitute one binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

16.8  Specific Performance

          The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties are entitled to an injunction or specific performance of the terms hereof in addition to any other remedies at law or in equity.

[Signature Page Follows]

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

ADIRA ENERGY LTD.

By:
Name:
Title:

BRM GROUP LTD.

By:
Name:
Title: